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                                                                 EXHIBIT 3.1 (b)


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              NET PERCEPTIONS, INC.


                   __________________________________________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                   __________________________________________



         Net Perceptions, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

         FIRST: The first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

         The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $.0001 per share, and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $.0001 per share.

         SECOND: The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Net Perceptions, Inc. has caused this Certificate to be duly executed in its corporate name this 25th day of May, 2000.




                                     Net Perception, Inc.

                                     By:   /s/ Thomas M. Donnelly
                                     -------------------------------
                                           Name:    Thomas M. Donnelly
                                           Title:   Senior Vice President,
                                                    Chief Financial Officer and
                                                    Secretary